SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the Appropriate Box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[x]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Wells Fargo Income Opportunities Fund
(Name of Registrant as Specified in Its Charter)

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[ ]	Fee paid previously with preliminary material
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(d) Date Filed: _______________________

WELLS FARGO INCOME OPPORTUNITIES FUND
525 Market Street, 12th Floor, San Francisco, California 94105

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 12, 2019

Supplement Dated July 26, 2019 to the
Proxy Statement Dated June 28, 2019

Notice was previously given that the Annual Meeting of Shareholders (the “Meeting”) of the Wells Fargo Income Opportunities Fund (the “Fund”) will be held on August 12, 2019 at 10:00 a.m. Pacific time, at the principal office of the Fund, 525 Market Street, 12th Floor, San Francisco, California 94105. As stated in the Meeting Notice, the purpose of the Meeting is to elect three Trustees to the Board of Trustees of the Fund. Shareholders of record at the close of business on June 7, 2019 are entitled to vote at the Meeting to the extent described in the proxy statement.

Effective July 15, 2019, Pamela Wheelock resigned from the Board of Trustees of the Fund in connection with her recent appointment as Acting Commissioner of the Minnesota Department of Human Services. As a result, Ms. Wheelock is no longer a nominee Trustee standing for election at the Meeting. Please disregard references to Ms. Wheelock in the proxy statement and on the proxy card that accompanied the proxy statement. Timothy Penny and James Polisson remain nominees for election to the Board of Trustees of the Fund as indicated in the proxy statement. If you have already voted your shares for the nominees listed in the proxy statement, your votes will be cast as indicated with respect to all the nominees except Ms. Wheelock. Votes received with respect to Ms. Wheelock will not be counted. The Board of Trustees of the Fund is not nominating a substitute nominee to replace Ms. Wheelock.

It is hoped that you will attend the Meeting, but if you cannot do so, please complete and sign the proxy card that was sent to you with the proxy statement and return it in the accompanying envelope as promptly as possible or vote by telephone or Internet. Any shareholder attending the Meeting can vote in person even though a proxy may have already been designated by the shareholder. Instructions for the proper execution of the proxy card, as well as instructions on how to vote by telephone and Internet, are set forth at the end of the proxy statement.

THE BOARD OF TRUSTEES OF THE FUND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE STANDING FOR ELECTION AS A TRUSTEE.